SCHEDULE 14(A)
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

FORRESTER RESEARCH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forrester Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139

George F. Colony
Chairman of the Board
and Chief Executive Officer

April 2, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 12, 2009, at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts at 10:00 a.m. (local time).

On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. When you have finished reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card to ensure that your shares will be represented.

We hope that many of you will be able to attend in person. I look forward to seeing you there.

Sincerely yours,

George F. Colony
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 12, 2009
Annual Meeting of Stockholders May 12, 2009 PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
NOMINEES FOR CLASS III DIRECTORS -- TERM EXPIRING 2012
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2011
CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2010
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR 2008
OUTSTANDING EQUITY AWARDS AT 2008 YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE FOR 2008
DIRECTOR COMPENSATION TABLE FOR 2008
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OTHER INFORMATION
APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009
STOCKHOLDER PROPOSALS
OTHER BUSINESS
FORM 10-K
FORRESTER RESEARCH, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Forrester Research, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 12, 2009

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 12, 2009 for the following purposes:

1.  To elect two Class III directors to serve until the 2012 Annual Meeting of Stockholders;

2.	To approve an amendment and restatement of the Forrester Research, Inc. Employee Stock Purchase Plan, including an increase in the number of shares available for purchase under the plan;

3.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on April 1, 2009 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 2, 2009 to the date of the meeting at our offices, located at 400 Technology Square, Cambridge, Massachusetts 02139.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Gail S. Mann, Esq.
Secretary

Cambridge, Massachusetts
April 2, 2009

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE
SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

FORRESTER RESEARCH, INC.

Annual Meeting of Stockholders
May 12, 2009
PROXY STATEMENT

The Board of Directors of Forrester Research, Inc., a Delaware corporation, is soliciting the enclosed proxy card from our stockholders. The proxy will be used at our 2009 Annual Meeting of Stockholders and at any adjournments thereof. You are invited to attend the meeting to be held at 10:00 a.m. (local time) on Tuesday, May 12, 2009 at the offices of the Company, 400 Technology Square, Cambridge, Massachusetts. This proxy statement was first mailed to stockholders on or about April 7, 2009.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures.

We use several abbreviations in this proxy statement. We call our Board of Directors the “Board” and refer to our fiscal year which began on January 1, 2008 and ended on December 31, 2008 as “fiscal 2008.” We also refer to ourselves as “Forrester” or the “Company.”

Who May Attend and Vote?

Stockholders who owned our common stock at the close of business on April 1, 2009 are entitled to notice of and to vote at the annual meeting. We refer to this date in this proxy statement as the “record date.” As of the record date, we had 23,053,711 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

How Do I Vote?

If you are a stockholder of record of our common stock, you may vote:

•	In person. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting.

•	By Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. Your shares will be voted as you direct on the proxy card. If a proxy card is signed and received by our Secretary, but no instructions are indicated, then the proxy will be voted “FOR” the election of the nominees for directors, “FOR” the approval of the Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan, and “FOR” ratifying the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

How Do I Vote if My Shares are Held in Street Name?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), the bank, broker, or other nominee has provided you with a voting instruction form along with this proxy statement. Please follow the instructions on that form to make sure your shares are properly voted. If you hold shares in “street name” and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock. However, if you wish to vote your shares in person, you must contact the person in whose name your shares are registered and obtain a proxy card from that person and bring it to the annual meeting.

What Does the Board of Directors Recommend?

The Board recommends that you vote FOR the election of nominees for Class III directors identified in Proposal One, FOR approval of the Amended and Restated Employee Stock Purchase Plan described in Proposal Two, and FOR ratifying the appointment of BDO Seidman, LLP as our independent registered public accounting firm as described in Proposal Three.

If you are a record holder and submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. If you hold your shares in “street” name, and you do not indicate how you wish to have your shares voted, your nominee has discretion to instruct the proxies to vote on the election of directors but does not have the authority, without your specific instructions, on Proposal Two and Proposal Three.

What Vote is Required for Each Proposal?

A majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to any proposal. The nominees for election of the Class III directors at the meeting (Proposal One) who receive the greatest number of votes properly cast for the election of directors will be elected. As a result, shares that withhold authority as to the nominees recommended by the Board will have no effect on the outcome. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting is required to approve the Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan (Proposal Two) and to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm (Proposal Three).

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the annual meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. An abstention therefore has no effect on the outcome of Proposal Two or Proposal Three. A broker or nominee holding shares in street name has discretionary authority to vote on Proposal One, but does not have discretionary voting authority with respect to Proposal Two or Proposal Three. The broker or nominee therefore may not vote shares on Proposal Two or Proposal Three unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote will have no effect on the outcome of Proposal Two or Proposal Three.

May I Change My Vote After I Return My Proxy Card?

Yes. If you are a stockholder of record, you may revoke a proxy any time before it is voted by:

•	returning to us a newly signed proxy card bearing a later date;

•	delivering a written instrument to our Secretary revoking the proxy card; or

•	attending the annual meeting and voting in person.

If you hold shares in “street name”, you should follow the procedure in the instructions that your nominee has provided to you.

Who Will Bear the Cost of Proxy Solicitation?

We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation in addition to their regular salaries) may solicit proxies. In addition to soliciting proxies through the mail, our officers and regular employees may solicit proxies personally, as well as by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

How Can I Obtain an Annual Report on Form 10-K?

Our annual report has been mailed to all stockholders from whom proxies are being solicited in connection with our 2009 Annual Meeting of Stockholders. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, we will send you one without charge. Please contact Investor Relations, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139, Tel: (617) 613-6000.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 12, 2009

This proxy statement and our Annual Report to Stockholders are also available online at www.edocumentview.com.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Robert M. Galford and Gretchen Teichgraeber are the Class III directors whose terms expire at this annual meeting. The Board of Directors has nominated them to serve as Class III directors until the 2012 annual meeting.

The proxies intend to vote each share for which a proper proxy card has been returned and not revoked in favor of the Class III directors named above. If you wish to withhold the authority to vote for the election of either of the nominees, your returned proxy card must be marked to that effect.

It is expected that Mr. Galford and Ms. Teichgraeber will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

NOMINEES FOR CLASS III DIRECTORS — TERM EXPIRING 2012

Robert M. Galford, age 56, a Class III director, became a director of Forrester in November 1996. Since November 2007, Mr. Galford has been the managing partner of the Center for Leading Organizations, an organizational development firm he founded in Concord, Massachusetts. From 2001 to 2007, Mr. Galford was a managing partner of the Center for Executive Development, an executive education provider in Boston, Massachusetts.

Gretchen G. Teichgraeber, age 55, a Class III director, became a director of Forrester in December 2005. Ms. Teichgraeber is an independent consultant to digital media companies and various non-profit organizations. From 2000 to 2007, Ms. Teichgraeber was the chief executive officer of Scientific American, Inc., publisher of the science and technology magazine, Scientific American. Prior to joining Scientific American, Ms. Teichgraeber served as general manager, publishing, and vice president, marketing and information services at CMP Media, Inc., a leading provider of technology news and information.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
THE NOMINEES NAMED ABOVE.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2011

George F. Colony, age 55, a Class I director, is the founder of Forrester and since 1983, he has served as Chairman of the Board and Chief Executive Officer. He also has served as Forrester’s President since September 2001, and he previously was Forrester’s President from 1983 to 2000.

Michael H. Welles, age 54, a Class I director, became a director of Forrester in November 1996. Mr. Welles is chief operating officer, a founder, and director of S2 Security Corporation, an IP-based security systems start-up. Previously, he served as vice president and general manager of the platforms business with NMS Communications, an OEM infrastructure supplier to the telecom industry from 2000 to 2003.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2010

Henk W. Broeders, age 56, a Class II director, became a director of Forrester in May 1998. Since October 2003, Mr. Broeders has been a member of the Executive Committee of Cap Gemini S.A., a global management consulting firm headquartered in Paris, France operating under the name CapGemini. From 1998 to 2003, Mr. Broeders served as Chairman of the Executive Board of Cap Gemini N.V., a subsidiary of Cap Gemini S.A. located in the Netherlands. Mr. Broeders is also a director of Jaarbeurs (Holding) B.V., a Dutch company in the business of managing a large exhibition and trade fair center.

George R. Hornig, age 54, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is the Managing Director and Co-Chief Operating Officer of Asset Management and the head of Asset Management Americas at Credit Suisse, a global financial services firm, and from 1999-2006, he was the Managing Director and

Chief Operating Officer of alternative investments at Credit Suisse. He is also a director of Unity Mutual Life Insurance Company.

Corporate Governance

We believe that good corporate governance is important to ensure that Forrester is managed for the long-term benefit of its stockholders. Based on our continuing review of the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission and the listing standards of The NASDAQ Stock Market, our Board of Directors has adopted Corporate Governance Guidelines, an amended and restated charter for the Audit Committee of the Board of Directors, and a charter for the Compensation and Nominating Committee of the Board. We also have a written code of business conduct and ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. You can access our Code of Business Conduct and Ethics, Corporate Governance Guidelines and our current committee charters on our website, at www.forrester.com.

Information With Respect to Board of Directors

Board Meetings and Committees

Our Board of Directors has determined that each of the directors, with the exception of Mr. Colony, our Chairman and Chief Executive Officer, is independent under applicable NASDAQ standards as currently in effect. In reaching this conclusion, the Board considered that Mr. Hornig is a managing director of Credit Suisse, which provides cash management services to Forrester that were procured on an arm’s length, competitive basis.

Our Board of Directors held five meetings during fiscal 2008. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of each committee of which he or she is a member. Forrester does not require directors to attend the annual meeting of stockholders. Although all directors are encouraged to attend, only Mr. Colony, who presided at the meeting, and Mr. Welles attended the 2008 annual meeting of stockholders. Historically, very few stockholders have attended our annual meeting and we have not found it to be a particularly useful forum for communicating with our stockholders. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation and Nominating Committee, whose members consist solely of independent directors.

Our Audit Committee consists of three members: George R. Hornig, Chairman, Henk W. Broeders, and Michael H. Welles, each of whom, in addition to satisfying the NASDAQ independence standards, also satisfies the Sarbanes-Oxley independence requirements for audit committee membership. In addition, the Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and all of the members of the Audit Committee satisfy the financial literacy standards of NASDAQ. The Audit Committee held six meetings during fiscal 2008. The responsibilities of our Audit Committee and its activities during fiscal 2008 are described in the committee’s amended and restated charter, which is available at the “about Forrester”/investor information/corporate governance section of our website at www.forrester.com. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Our Compensation and Nominating Committee consists of three members: Robert M. Galford, Chairman, Gretchen G. Teichgraeber, and Michael H. Welles. The Compensation and Nominating Committee held eight meetings during fiscal 2008. The Compensation and Nominating Committee has authority, as specified in the committee’s charter, to, among other things, evaluate and approve the compensation of our Chief Executive Officer, review and approve the compensation of our other executive officers, administer our stock plans, and oversee the development of executive succession plans for the CEO and other executive officers. The committee also has the authority to identify and recommend to the Board qualified candidates for director. The Compensation and Nominating Committee charter is available at the “about Forrester”/investor information/corporate governance section of our website at www.forrester.com. The charter will also be made available without charge to any stockholder who requests it by writing to Forrester Research, Inc., Attn: Chief Legal Officer, 400 Technology Square, Cambridge, MA 02139.

Director Candidates

As noted above, the Compensation and Nominating Committee has responsibility for recommending nominees for election as directors of Forrester. Our stockholders may recommend individuals for this committee to consider as potential director candidates by submitting their names and background to the “Forrester Research Compensation and Nominating Committee”, c/o Chief Legal Officer and Secretary, 400 Technology Square, Cambridge, MA 02139. The Compensation and Nominating Committee will consider a recommended candidate for the next annual meeting of stockholders only if biographical information and background material is provided no later than the date specified below under “Stockholder Proposals” for receipt of director nominations.

The process that the Compensation and Nominating Committee will follow to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Compensation and Nominating Committee. Assuming that biographical and background material is provided for candidates recommended by the stockholders, the Compensation and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Compensation and Nominating Committee will apply the criteria set forth in the committee’s charter and in the Corporate Governance Guidelines. These criteria include, among others, the candidate’s integrity, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Compensation and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders, other than as part of the Board’s slate. To nominate a director, in addition to providing certain information about the nominee and the nominating stockholder, the stockholder must give timely notice to Forrester, which, in general, requires that the notice be received by us no less than 60 nor more than 90 days prior to the applicable annual meeting of stockholders. In accordance with our by-laws, the 2010 Annual Meeting will be held on May 11, 2010.

Communications from Stockholders

The Board will give appropriate attention to communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Compensation and Nominating Committee, with the assistance of the Chief Legal Officer, will be primarily responsible for monitoring communications from stockholders and will provide copies of summaries of such communications to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Forrester Research Compensation and Nominating Committee, c/o Chief Legal Officer and Secretary, Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes provide information about the beneficial ownership of our outstanding common stock as of February 17, 2009 (except as otherwise noted) by:

(i) each person who we know beneficially owns more than 5% of our common stock;

(ii) each of the executive officers named below in the Summary Compensation Table;

(iii) each member of our Board of Directors; and

(iv) our directors and executive officers as a group.

Except as otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to the shares of our common stock beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to exercisable options include options that are currently exercisable or exercisable within 60 days of February 17, 2009.

	Common Stock Beneficially Owned
		Shares Subject
	Shares Beneficially	to Exercisable	Percentage of
Name of Beneficial Owner	Owned	Options	Outstanding Shares

George F. Colony, c/o	7,934,208	—	34.4%
Forrester Research, Inc. 400 Technology Square, Cambridge, MA 02139(1)
Bank of America Corporation	1,340,358	—	5.99%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255(2)
Morgan Stanley	2,047,468	—	8.8%
1585 Broadway New York, N.Y. 10036(3)
BlackRock, Inc.
40 East 52nd Street New York, N.Y. 10022(4)	2,211,159	—	9.55%
Henk Broeders	—	86,584	*
Robert Galford(5)	2,400	81,250	*
George Hornig	—	34,375	*
Gretchen Teichgraeber	—	15,375	*
Michael Welles	2,016	89,250	*
Michael Doyle	1,000	12,500	*
Julie Meringer	—	60,309	*
Charles Rutstein	760	105,146	*
Dennis Van Lingen	—	52,750	*
Directors and executive officers as a group (15 persons)(1)(5)	7,942,949	681,621	36.3%

(1)	Includes 1,580 shares held by Mr. Colony’s wife as to which Mr. Colony disclaims beneficial ownership.

(2)	Beneficial ownership as of December 31, 2008, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009. The reporting person has shared voting power with respect to 1,340,358 shares, and shared dispositive power with respect to 1,331,159 shares. The Schedule 13G was filed on behalf of Bank of America Corporation, a parent holding company, and various affiliated entities.

(3)	Beneficial ownership as of December 31, 2008, as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The shares being reported upon by Morgan Stanley, a parent holding company, are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power with respect to 1,871,227 shares and sole dispositive power with respect to 2,047,468 shares.

(4)	Beneficial ownership as of December 31, 2008, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2009. The shares are being reported by BlackRock, Inc. on behalf of its investment advisory subsidiaries, who may own, or may be deemed to beneficially own, the shares. The reporting person has shared voting and dispositive power with respect to all of the reported shares.

(5)	The 2,400 shares are held in trust for Mr. Galford’s children, and Mr. Galford disclaims beneficial ownership of these shares.

*	Less than 1%

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Strategy

The primary purpose of our executive compensation program is to attract, retain and motivate the key individuals who are most capable of contributing to the success of our Company and building long-term value for our stockholders. Our principal objectives and strategy concerning our executive compensation program are as follows:

•	encourage achievement of certain key values — including client service, quality, and creativity — that we believe are critical to our continued growth;

•	emphasize individual excellence and encourage employees at all levels, as well as executive officers, to take initiative and lead individual projects that enhance our effectiveness;

•	base cash compensation on individual achievement, teamwork, and our short-term financial performance;

•	align employees’ incentives with our objective of enhancing stockholder value over the longer term through long-term incentives, which historically have been principally in the form of stock options vesting over time and/or subject to performance conditions; and

•	design compensation packages that will attract, retain, and motivate key employees who are critical to the long-term success of our Company.

These objectives and strategy are reviewed each year by the Compensation and Nominating Committee of our Board of Directors, which we refer to as the “Committee”, which oversees our executive compensation program. In furtherance of these objectives, the Committee takes the following actions each year:

•	reviews the performance of Mr. Colony, including his demonstration of leadership and his overall contribution to the financial performance of the Company;

•	reviews Mr. Colony’s assessment of the performance of all other executive officers against their individual and, if applicable, team goals;

•	holds executive sessions (without our management present); and

•	reviews all components of compensation for each executive officer: base salary, short-term cash incentive compensation, and long-term equity incentive compensation.

Mr. Colony also plays a substantial role in the compensation process for the other executive officers, primarily by setting quarterly goals for the executives, evaluating their performance against those goals, and providing recommendations on their compensation to the Committee.

The Committee has not historically used formal benchmarking data to establish compensation levels, but has relied instead on general market data and surveys to design compensation packages that it believes are competitive with other similarly situated companies or those with whom we compete for talent. In July 2007, the Committee retained Pearl Meyer & Partners to prepare a peer group analysis of executive compensation and help the Committee evaluate and design executive compensation packages consistent with our compensation objectives and strategy. In December 2007, Pearl Meyer & Partners presented an executive compensation assessment to the Committee comparing the compensation of the Company’s executives against those of peer group companies in order to inform and assist the Committee in its decision-making with respect to the compensation of executive officers for 2008 and beyond. The Committee considered this assessment along with its other available market data and surveys in connection with setting 2008 compensation. Pearl Meyer & Partners continued to work with the Committee throughout 2008 in assessing our long-term incentive compensation programs and discussing potential alternatives.

Elements of Compensation

Compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, to whom we refer collectively as the “named executive officers,” consists of the following principal components:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation, in the form of stock options; and

•	other benefits available generally to all full-time employees.

We do not have an express policy for weighting different elements of compensation or for allocating between long-term and short-term compensation, but we do attempt to maintain compensation packages that are consistent with our overall compensation objectives. As part of its regular executive compensation reviews in December 2007 and June 2008, the Committee reviewed survey and market data, including data from Radford and Culpepper compensation surveys and the Pearl Meyer & Partners peer group analysis, for positions similar to those of our named executive officers, taking into account size, location and type of company, as well as years of experience. Based on this data, the Committee determined that our executive compensation continued to be, on average, weighted too heavily towards base salary as compared to the market data, and the Committee approved compensation increases that were in the aggregate more heavily allocated to annual cash incentive compensation targets to increase the variable component of our executive compensation.

In 2008, as illustrated in our Summary Compensation Table below, base salaries for our named executive officers other than Mr. Colony represented an average of approximately 50% of total compensation (including base salary, cash incentive compensation and 2008 stock options expense) for these individuals, while the base salary for Mr. Colony represented approximately 68% of his total compensation. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options to him, resulting in a lower variable compensation percentage than that of the other named executive officers.

Base Salary.  The Committee determines the base salaries of our named executive officers annually by evaluating the responsibilities of their position, the experience and performance of the individual, and survey and market data. The base salary of a named executive officer is also evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy, including total targeted cash compensation (or “on-target earnings”), as well as the allocation between base salary and variable compensation. Additionally, the Committee may adjust base salary more frequently than annually to address retention issues or to reflect promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The annual compensation evaluation for each of our executive officers has traditionally taken place in December or June, depending on when that officer was hired or promoted. Effective in 2009, the Committee has decided that all executive compensation evaluations will take place in April of each year.

Our goal is to pay base salaries to our named executive officers that are competitive with the base salaries of companies with which we compete to attract and retain executives, while taking into account total target cash compensation and remaining consistent with our overall compensation objectives with respect to variable compensation. In 2008, the Committee increased the base salary for Mr. Colony by approximately 7% from the salary paid to him in 2007, taking into account market rates, the increasing compensation levels of our other highly compensated executive officers, and the fact that Mr. Colony’s compensation had not been increased since 2005. The base salaries of Messrs. Doyle, Rutstein and van Lingen and Ms. Meringer were increased by an average of approximately 5.5% over 2007, reflecting the Committee’s consideration of market data and the respective tenures, experience and 2007 performance of these executives.

Short-Term Cash Incentive Compensation.  As noted above, a significant portion of each of our named executive officers’ total annual cash compensation is dependent on our achievement of financial objectives set forth in our 2008 Matrix Bonus Plan. All of our employees, other than temporary employees and employees who were covered by a sales compensation or commission-based plan, were eligible to participate in the 2008 Matrix Bonus Plan, including all of the named executive officers. Payouts under the plan are payable quarterly in arrears. We believe that setting and evaluating performance goals quarterly, rather than annually, allows us to more effectively align our employees’ performance with the changing business needs and financial performance of the Company, thus improving our ability to meet our annual financial goals.

An individual named executive officer’s quarterly bonus payout under the 2008 Matrix Bonus Plan is based on the following three factors, which are discussed in more detail below:

•	the named executive officer’s target award;

•	the Company’s financial performance; and

•	the named executive officer’s individual and, if applicable, team performance.

Effective July 1, 2008, the Committee increased the annual cash bonus target for Mr. Colony by approximately 33%. This increase was significantly higher than the associated increase made to Mr. Colony’s base salary, reflecting the Committee’s view that Mr. Colony’s compensation should be more heavily weighted towards variable compensation in order to align a significant portion of Mr. Colony’s compensation with achievement of our Company’s performance goals. Because of Mr. Colony’s significant ownership of our common stock, the Committee generally does not grant stock options to him. Accordingly, an increase in Mr. Colony’s target annual cash bonus was determined to be the most appropriate means of increasing the variable component of his compensation. During 2008, as part of its executive compensation reviews, the Committee increased the annual cash bonus targets for Messrs. Doyle, Rutstein and van Lingen and Ms. Meringer by an average of approximately 9%. These increases were proportionately greater than the associated base salary increases, primarily because the Committee wished to increase the variable component of our executive compensation, consistent with the survey and market data reviewed by the Committee. After giving effect to these increases, the annual cash bonus targets for our named executive officers ranged from approximately 35% to 63% of each named executive officer’s base salary.

For purposes of the 2008 Matrix Bonus Plan, the financial performance of our Company for 2008 was measured quarterly based on booked sales accounts (referred to as “bookings”) and operating profit goals, and was evaluated as follows:

•	A matrix for each quarter containing bookings on the x axis and operating profit on the y axis was established under the plan. Quarterly minimum bookings and operating profit levels for our Company were set. Failure of our Company to meet either of these minimum levels would result in each executive officer being ineligible to receive any quarterly bonus payout.

•	If the Company’s target bookings and operating profit were achieved, the plan allowed for the payment of 100% of a named executive officer’s target award for the applicable quarter, subject in some cases to adjustment upward or downward for individual performance and team performance, as described in more detail below. If the bookings and operating profit were above the minimum thresholds but below the target, the bonus payout would be between 10% and 100% of the target award, subject to any applicable adjustment upward or downward for individual and team performance. The Committee believed that the minimum and target bookings and operating profit under the plan were reasonable and consistent with overall growth targets for the Company.

•	If the applicable target bookings and operating profit were exceeded, the plan allowed for the payment of up to 160% of a named executive officer’s target award for the applicable quarter, subject to any applicable adjustment upward or downward for individual performance and team performance. The Committee believed that it would be very challenging for the Company to achieve the bookings and operating profit levels necessary to achieve the maximum bonus potential under the plan.

The 2008 quarterly bonus payouts of each named executive officer other than Mr. Colony, as determined under the plan based on the Company’s performance, could be increased by as much as an additional 50% or reduced to as little as zero, depending on Mr. Colony’s evaluation of the overall performance of such individual against specific quarterly goals and the achievement of an executive team goal. With respect to the quarters ended March 31, 2008 and June 30, 2008, 20% of each payout was evaluated against an executive team goal of achieving targeted percentages of our bookings from research services and advisory services, and the remaining 80% of each payout was evaluated against individual goals. The applicable team goal percentage increased to 30% in the quarter ended September 30, 2008 and 40% in the quarter ended December 31, 2008. The individual goals for each executive officer were set quarterly by Mr. Colony, and were designed to promote achievement of our Company’s annual performance targets approved by the Committee. These individual goals included goals with respect to particular financial metrics, as well as more subjective items such as management style and strategic direction.

Actual bonus payments for 2008 are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and reflect that, in the aggregate, actual awards paid to our named executive officers for 2008 were on average equal to approximately 84% of the aggregate cash incentive compensation targets that the Committee established for 2008, based on Company, individual and team performance relative to the applicable goals for each executive or, in the case of Mr. Colony, based solely on the Company’s performance.

Long-term Equity Incentive Compensation.  The principal equity component of our executive compensation historically has been in the form of stock options granted under our equity incentive plans. All stock option awards to our executive officers are granted by the Committee. Stock options generally will be granted when an executive joins Forrester or in connection with a promotion, with additional options granted from time to time, typically as part of an annual grant of stock options to a larger group of key employees. We believe that stock option participation helps to motivate and retain executives and also aligns management’s incentives with long-term stock price appreciation. In determining the size and nature of stock-based awards for 2008, the Committee considered the aggregate number of options outstanding relative to the Company’s total shares outstanding and the individuals that they believed were most likely to contribute to or influence an improvement in the Company’s operating margin. In order to better align management’s stock-based compensation with the interests of stockholders, all stock options granted to executive officers in 2008 (other than those issued in connection with promotions) were performance-based, with vesting and the vesting schedule keyed to achievement of pro forma operating profit targets, as further described below. Grants to new executives and grants made in connection with promotions are typically tenure-based, with vesting occurring with the passage of time. We believe that the combination of tenure-based and performance-based options serves to encourage retention while further aligning the interests of executives and stockholders. Neither the Company nor our board of directors, including the Committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

On March 28, 2008, the Committee reviewed and approved the grant of performance-based stock options to each of Ms. Meringer, Mr. Rutstein and Mr. van Lingen, effective April 1, 2008. These stock options were granted at an exercise price of $27.11, which was equal to the closing market price of the common stock on the grant date. The vesting of each of these options was determined based upon achievement of defined performance objectives relating to pro forma operating profit. The options could vest over two, three or four years, depending on performance, or the option shares could be forfeited if the defined performance objectives were not met. The threshold performance for vesting of the options over four years was achievement of pro forma operating profit for 2008 of at least $42.9 million, the threshold for vesting of the options over three years was achievement of pro forma operating profit for 2008 of $44.4 million, and the threshold for vesting of the options over two years was achievement of pro forma operating profit for 2008 of $46.1 million. Based on our actual 2008 pro forma operating profit of $46.8 million (excluding the operations of JupiterResearch, acquired in July 2008), one-half of the option shares became exercisable on April 1, 2009, and the remaining balance become exercisable on April 1, 2010.

Given Mr. Colony’s significant ownership of our common stock, the Committee did not grant stock options to Mr. Colony in 2008.

Other Benefits

As employees of our Company, our executive officers are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and dental insurance and life and disability insurance. In addition, our executive officers are eligible to receive the same employer match under our 401(k) plan (or applicable foreign plan) as is applicable for all participating employees. We do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

We have a cash bonus plan adopted in 2000 to pay bonuses measured by a portion of the share of our net profits from two technology related private equity investment funds. Certain of our key employees, including a number of our executive officers who were employees of the Company at the time of the adoption of this plan, participate in this plan. The principal purpose of this cash bonus plan was to retain key employees by allowing them to participate in a portion of the potential return from our technology-related investments if they remained employed by the Company. The plan was established at a time when technology and internet companies were growing significantly, and providing incentives to retain key employees during that time was important. To date, although we have invested $19.6 million of a $20 million commitment in these funds, we have not paid any bonuses under this plan.

Impact of Tax and Accounting on Compensation Decisions

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. Because the compensation amounts paid to our executive officers are substantially below this threshold, to date we have not needed to structure compensation arrangements with our executive officers to preserve the deductibility of that compensation in light of Section 162(m).

When determining amounts of equity grants to executives and employees under our equity incentive program, the Committee considers the compensation charges associated with the grants. We account for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement No. 123R. Under SFAS No. 123R, grants of stock options result in compensation expense equal to the fair value of the options, which is calculated using a Black-Scholes option pricing model. This expense is recognized over the option vesting period.

Compensation Committee Report

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Nominating Committee

Robert M. Galford, Chair
Gretchen G. Teichgraeber
Michael H. Welles

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned during 2007 and 2008 by our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executives as of December 31, 2008. We refer to these officers as the “named executive officers.” The table also shows the compensation earned during 2006 by Messrs. Colony and Rutstein, who were named executive officers as of December 31, 2006.

					Non-Equity
					Incentive Plan	All Other
		Salary	Bonus	Option Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)

George F. Colony	2008	310,000	—	—	142,500	6,135	458,635
Chairman of the Board and	2007	300,000	—	56	116,250	4,668	420,974
Chief Executive Officer	2006	300,000	—	301	153,750	4,780	458,831
Michael A. Doyle(4)	2008	304,000	37,500	137,579	83,326	8,440	570,844
Chief Financial Officer and Treasurer	2007	80,747	37,500	45,254	17,675	443	181,619
Julie Meringer	2008	230,000	—	98,048	77,188	6,405	411,641
Managing Director, Information Technology Client Group	2007	215,000	—	149,323	70,529	9,996	444,848
Charles Rutstein	2008	290,000	—	236,826	111,173	8,420	646,418
Chief Operating Officer	2007	275,000	—	230,757	97,750	11,330	614,837
	2006	243,939	—	157,694	93,128	7,024	501,785
Dennis van Lingen(5)	2008	267,620	—	176,682	94,310	28,690	567,302
Managing Director, Marketing & Strategy Client Group; Chief Europe, Middle East, & Africa (EMEA) Officer	2007	234,174	—	158,779	77,033	40,530	510,516

(1)	Amounts represent a sign-on bonus paid to Mr. Doyle in two installments.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with SFAS 123R and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s consolidated financial statements included in our 2008 Annual Report on Form 10-K, except that the amounts set forth in this column exclude the impact of estimated forfeitures of equity awards. The amounts set forth may be more or less than the value ultimately realized by the named executive officer based upon, among other things, the value of the Company’s Common Stock at the time of exercise of the options and whether such options actually vest.

(3)	2008 amounts include the following amounts of company matching contributions under our 401(k) plan or, for Mr. van Lingen, our Netherlands-based defined contribution pension plan: Mr. Colony, $3,194; Ms. Meringer, $5,917; Mr. Rutstein, $4,758; and Mr. van Lingen, $18,960. Other amounts consist of group term life insurance premiums and miscellaneous other items.

(4)	Mr. Doyle joined the Company as Chief Financial Officer on September 24, 2007.

(5)	All elements of Mr. van Lingen’s compensation, other than option-related expenses, reflect a translation from Euros into U.S. dollars based on an exchange rate of 1.47134 Euros per dollar, which was the average exchange rate during 2008.

GRANTS OF PLAN-BASED AWARDS FOR 2008

The following table sets forth information with respect to plan-based awards granted to named executive officers in 2008.

									All Other
									Option
									Awards:	Exercise
			Estimated Possible Payouts Under						Number of	or Base	Grant Date
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Securities	Price of	Fair
		Committee	Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Option	Value of
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	Awards ($)(3)

George F. Colony	—	—	0	175,000	280,000	—	—	—	—	—	—
Michael A. Doyle	—	—	0	104,000	249,600	—	—	—	—	—	—
Julie Meringer	—	—	0	95,000	228,000	—	—	—	—	—	—
	04/01/08	03/28/08	—	—	—	—	20,000	20,000	—	27.11	154,994
Charles Rutstein	—	—	0	135,000	324,000	—	—	—	—	—	—
	04/01/08	03/28/08	—	—	—	—	30,000	30,000	—	27.11	232,490
Dennis van Lingen	—	—	0	96,220	230,928	—	—	—	—	—	—
	04/01/08	03/28/08	—	—	—	—	20,000	20,000	—	27.11	154,994

(1)	Consists of awards under our 2008 Matrix Bonus Plan, an annual non-equity incentive plan, with payouts thereunder made quarterly in arrears. Our 2008 Matrix Bonus Plan is described in detail, including calculation of threshold, target and maximum awards under the plan, in the Compensation Discussion and Analysis above. Actual amounts awarded are set forth in the Summary Compensation Table above.

(2)	Consists of performance-based options granted pursuant to our 2006 Equity Incentive Plan (“2006 Plan”). The vesting of such options was determined based upon achievement of defined performance objectives relating to pro forma operating profit. The options could vest over two, three or four years, depending on performance, or the option shares could be forfeited if the defined performance objectives are not met. Based on actual results for 2008, one-half of the option shares became exercisable on the first anniversary of the option grant date, and the remaining one-half become exercisable on the second anniversary of the option grant date. Pursuant to the terms of the 2006 Plan, the options become exercisable in full upon a change of control, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

(3)	Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s consolidated financial statements included in our 2008 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2008 YEAR-END TABLE

The following table sets forth information for the named executive officers regarding outstanding option awards held as of December 31, 2008. None of the named executive officers held any stock awards as of December 31, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

George F. Colony	—	—		—	—
Michael A. Doyle	12,500	37,500	(1)	$25.20	09/30/2017
Julie Meringer	8,000	—		$25.16	03/15/2011
	5,000	—		$15.96	10/31/2011
	2,397	—		$17.38	10/31/2011
	1,000	—		$14.73	03/30/2013
	4,500	—		$18.42	03/30/2014
	4,412	—		$14.06	03/30/2015
	15,000	—		$22.19	04/03/2016
	5,000	15,000	(2)	$27.34	01/01/2017
	—	20,000	(3)	$27.11	03/31/2018
Charles Rutstein	4,646	—		$28.47	01/16/2010
	7,500	—		$61.25	07/31/2010
	8,000	—		$25.16	03/15/2011
	5,000	—		$14.73	03/30/2013
	7,500	—		$18.42	03/30/2014
	7,500	—		$14.06	03/30/2015
	20,000	20,000	(4)	$21.87	02/14/2016
	10,000	20,000	(5)	$28.62	04/01/2017
	—	30,000	(6)	$27.11	03/31/2018
Dennis van Lingen	5,000	—		$61.25	07/31/2010
	5,000	—		$25.16	03/15/2011
	1,250	—		$14.73	03/30/2013
	4,000	—		$18.42	03/30/2014
	2,500	—		$14.06	03/30/2015
	7,500	7,500	(7)	$26.08	05/14/2016
	7,500	7,500	(8)	$27.35	09/06/2016
	5,000	10,000	(9)	$26.93	04/01/2017
	—	20,000	(10)	$27.11	3/31/2018

(1)	Stock options become exercisable in equal installments on each of October 1, 2009, October 1, 2010 and October 1, 2011.

(2)	Stock options became exercisable as to 5,000 shares on January 2, 2009, and the remainder become exercisable in equal installments on each of January 2, 2010 and January 2, 2011.

(3)	Stock options became exercisable as to 10,000 shares on April 1, 2009, and the remainder become exercisable on April 1, 2010.

(4)	Stock options became exercisable as to 10,000 shares on February 15, 2009, and the remainder become exercisable on February 15, 2010.

(5)	Stock options became exercisable as to 10,000 shares on April 2, 2009, and the remainder become exercisable on April 2, 2010.

(6)	Stock options became exercisable as to 15,000 shares on April 1, 2009, and the remainder become exercisable on April 1, 2010.

(7)	Stock options become exercisable in equal installments on each of May 15, 2009 and May 15, 2010.

(8)	Stock options become exercisable in equal installments on each of May 15, 2009 and May 15, 2010.

(9)	Stock options became exercisable as to 5,000 shares on April 2, 2009, and the remainder become exercisable on April 2, 2010.

(10)	Stock options became exercisable as to 10,000 shares on April 1, 2009, and the remainder become exercisable on April 1, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2008

The following table sets forth information for the named executive officers regarding the value realized during 2008 by such executives pursuant to option exercises. None of the named executive officers acquired shares upon the vesting of stock awards during 2008.

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

George F. Colony	—	—
Michael A. Doyle	—	—
Julie Meringer	10,000	$128,147
Charles Rutstein	5,271	$53,812
Dennis van Lingen	—	—

Pension Benefits

We have no defined benefit pension plans or long-term incentive plans applicable to the named executive officers.

Nonqualified Deferred Compensation

We have no nonqualified defined contribution or deferred compensation plans.

Severance and Change-of-Control Benefits

We entered into an employment offer letter on July 24, 2007 with Mr. Doyle that provides for severance benefits following a termination of his employment by the Company without Cause (as defined in the offer letter). In the event of such a termination, we must continue to pay Mr. Doyle his base salary for the 6 months following his termination, subject to his signing a separation agreement in a form acceptable to us that includes a general release of all claims. We have not entered into agreements providing for severance benefits with any of the other named executive officers. Each of our named executive officers has entered into stock option grant agreements that provide for full acceleration of vesting upon a change of control of the Company. The following table shows what the benefit of such acceleration would have been assuming a change of control had occurred on December 31, 2008, and also shows the severance amounts that would have been payable to Mr. Doyle if we had terminated his employment without Cause on December 31, 2008.

	Early Vesting of Stock	Severance Amount Upon
	Options Upon a	Termination
Name	Change of Control(1)	Without Cause

George F. Colony	—	—
Michael A. Doyle	$112,875	$154,000
Julie Meringer	$35,050	—
Charles Rutstein	$159,800	—
Dennis van Lingen	$57,225	—

(1)	This amount equals the difference between the exercise price of each option and $28.21, the closing price of our common stock on NASDAQ on December 31, 2008, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2008, the assumed date of the change of control.

Director Compensation

DIRECTOR COMPENSATION TABLE FOR 2008

The following table shows the compensation that we paid during the year ended December 31, 2008 to each of our directors, other than Mr. Colony, whose compensation is reflected in “Executive Compensation” above.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)(2)(3)	($)

Henk W. Broeders	14,500	134,218	148,718
Robert M. Galford	10,000	134,218	144,218
George R. Hornig	21,000	134,218	155,218
Gretchen G. Teichgraeber	10,000	119,730	129,730
Michael H. Welles	16,000	134,218	150,218

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2008 in accordance with SFAS No. 123R and thus include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 12 to the consolidated financial statements included in our 2008 Annual Report on Form 10-K, except that the amounts set forth in this column exclude the impact of estimated forfeitures of equity awards. The amounts set forth may be more or less than the value ultimately realized by the named director based upon, among other things, the value of our common stock at the time of vesting or exercise of the options and whether such options actually vest.

(2)	On May 13, 2008, each of the directors other than Mr. Colony received an option to purchase 12,500 shares with a grant date fair value of $110,592.

(3)	At December 31, 2008, the directors held options to purchase the number of shares listed next to their name below:

Director	Number of Shares

Henk W. Broeders	117,834
Robert W. Galford	112,500
George R. Hornig	65,625
Gretchen G. Teichgraeber	43,500
Michael H. Welles	120,500

Our non-employee directors receive an annual retainer of $10,000, payable quarterly in arrears, and members of the Audit Committee receive $1,500 for each regular meeting they attend, with the Chairman of the Audit Committee receiving an additional $5,000 per year. Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting.

Under the 2006 Stock Option Plan for Directors, following each annual meeting of stockholders, each non-employee director receives an option to purchase 12,500 shares of our common stock at an exercise price equal to the fair market value on that date. These options vest in four equal annual installments. After last year’s annual meeting, our five non-employee directors at that time each received an option to purchase 12,500 shares of our common stock at an exercise price of $30.95 per share. Any non-employee director that is newly elected between annual meetings will receive an option to purchase 6,000 shares of our common stock at an exercise price equal to the fair market value on the date he or she is first elected as a director. These options also vest in four equal annual installments, with the first installment vested on the date of grant. Options granted under the 2006 Stock Option Plan for Directors become exercisable in full upon a change of control of the Company, unless there is an assumption, substitution or cash-out of such options in connection with the change of control.

Options granted to our non-employee directors prior to the 2006 annual meeting were made pursuant to our Amended and Restated 1996 Stock Option Plan for Non-Employee Directors. All options granted under that plan become exercisable in full upon a change of control of the Company.

The Compensation and Nominating Committee of the Board of Directors also has the authority under the plan to grant stock options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant. No such awards have been made.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee composed of three non-employee directors: Messrs. Hornig (Chairman), Broeders, and Welles. Each of the members of the Audit Committee is “independent” as defined under the NASDAQ Stock Market listing standards. The Board has determined that Mr. Hornig is an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, and the members of the Audit Committee satisfy the NASDAQ financial literacy standards.

The Audit Committee is responsible for providing independent oversight of Forrester’s accounting functions and internal controls. The Audit Committee oversees Forrester’s financial reporting process on behalf of the Board of Directors, reviews financial disclosures, and meets privately, outside of the presence of management, with Forrester’s internal auditor and with representatives of the independent registered public accounting firm. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester’s audited financial statements for the fiscal year ended December 31, 2008 with Forrester’s management and with BDO Seidman, LLP, Forrester’s independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman, LLP the matters required by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of Forrester’s accounting principles, and such other matters as are required under the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee also received the written disclosures and letter from BDO Seidman, LLP required by the Public Company Accounting Oversight Board (United States) Rule 3526, and the Audit Committee discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

George R. Hornig, Chairman
Henk W. Broeders
Michael H. Welles

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% beneficial stockholders are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of copies of such forms which we received, we believe that all of our officers, directors, and greater than 10% beneficial owners complied on a timely basis with all filing requirements with respect to transactions during 2008, except for George Colony, our chief executive officer, who filed a Form 5 and an amended Form 5 to report previously unreported gift transactions from 1999 and 2003.

Certain Relationships and Related Transactions

Registration Rights and Non-Competition Agreement.  At the time of our initial public offering, we entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony’s employment with us is terminated he will not compete with us for the one year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register shares under the Securities Act with a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

Related Person Transactions

Pursuant to its amended and restated charter, our Audit Committee has responsibility for the review and approval of all transactions between the Company and any related parties or affiliates of the Company, its officers, and directors.

Related persons can include any of our directors or executive officers, certain of our stockholders, and any of their immediate family members. In evaluating related person transactions, the committee members apply the same standards they apply to their general responsibilities as members of a committee of the board of directors and as individual directors. The committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interest of the Company. To identify related person transactions, each year we require our directors and officers to complete a questionnaire identifying any transactions with the Company in which the officer or director or their family members have an interest. In addition, our Code of Business Conduct and Ethics includes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest will notify our legal department.

PROPOSAL TWO:

APPROVAL OF THE AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

In 1996, we adopted an Employee Stock Purchase Plan (the “Purchase Plan”) to provide a method by which our eligible employees may use voluntary, systematic payroll deductions to purchase shares of our common stock and thus acquire an interest in the future of our company. A total of 400,000 shares of common stock were initially available for purchase under the Purchase Plan. In 2002, our stockholders approved adding an additional 500,000 shares available for purchase under the Purchase Plan. As of the record date, approximately 835,676 shares of common stock had been purchased under the Purchase Plan, and approximately 64,324 shares remained available for purchase.

On March 27, 2009, our Board of Directors voted, subject to approval by our stockholders, to further amend and restate the Purchase Plan in order to (a) increase the number of shares of common stock available for purchase under the plan by 600,000 shares, and (b) clarify certain provisions of the plan, such as the courses of action available to the Board of Directors with respect to the Purchase Plan in the case of a sale of all or substantially all of our stock or assets or other similar transaction in which we are not the surviving entity. Our Board of Directors believes that the Purchase Plan, as so amended, will allow us to attract and retain talented professionals and help align our employees’ incentives with the objective of enhancing stockholder value.

The following summarizes the key features of the Purchase Plan.

Administration

The Board of Directors, acting through our authorized officers, administers the Purchase Plan. The Board of Directors has properly delegated its authority to administer the Purchase Plan to the Compensation and Nominating Committee of the Board of Directors.

Eligible Employees

Each employee (a) who has completed six months or more of continuous employment with us, and (b) whose customary employment is more than 20 hours per week, is eligible to participate in the Purchase Plan. The number of employees participating in the Purchase Plan as of the record date was approximately 220.

Maximum Number of Shares

Currently, up to 64,324 shares of our common stock remain available for purchase under the Purchase Plan. Our Board of Directors approved and recommends that the stockholders approve an increase of an additional 600,000 shares of our common stock available for purchase under the Purchase Plan. The number of shares available for purchase under the Purchase Plan is subject to adjustments for stock splits, stock dividends, recapitalizations, mergers, consolidations, or other changes in our common stock.

Method of Participation

An eligible employee may elect to participate in the Purchase Plan by executing and providing to us a payroll deduction authorization form at least 15 days prior to the first day of any six-month period in which eligible employees are granted options (as defined below) under the Purchase Plan. We refer to this six-month period as the “option period.” Such eligible employee then becomes a “participant” on the first day of the option period and remains a participant until his or her participation is terminated as provided in the Purchase Plan.

By completing a payroll deduction authorization form, each participant designates a whole percentage of compensation to be withheld. The maximum amount that may be withheld per option period is $10,000, and the percentage withheld must not be less than 2% or more than 10% of compensation. During an option period and upon written notice, a participant may decrease (but not increase) the percentage — by whole percentage points — of compensation withheld. We maintain a withholding account reflecting each participant’s payroll deductions during an option period.

At the beginning of each option period, a participant is granted the right to purchase shares of our common stock under the Purchase Plan. We refer to this right as an “option.” On the last day of the option period, the option is deemed to be exercised for the number of whole shares equal to the quotient obtained by dividing the balance in the participant’s withholding account by the purchase price of our common stock. The Purchase Plan provides for a purchase price of our common stock equal to the lesser of (a) 85% of the fair market value of our common stock on the date of purchase (which is the last business day of the applicable option period) or (b) 85% of the fair market value on the first day of the applicable option period. The Purchase Plan defines fair market value as the closing price of our common stock on the relevant day. As soon as practicable after the end of an option period, we issue the shares purchased under the stock purchase plan.

Cancellation, Withdrawal, and Termination

A participant who holds an option may cancel it at any time by written notice. A participant may also terminate a payroll deduction at any time by written notice. Upon any such cancellation or termination, the participant’s withholding account balance will be returned to the participant, without interest. Once a participant cancels or terminates participation, he or she must wait until a subsequent option period to rejoin the Purchase Plan.

An eligible employee will cease to be a participant upon termination of employment for any reason, and any option held by such participant under the Purchase Plan will be deemed cancelled. We will return the balance of the withholding account to the participant, who will have no further rights under the Purchase Plan. The amendments to the Purchase Plan clarify that military leave, sick leave, or other bona fide leave of absence for up to 90 days (or longer if such right to employment is guaranteed by statute or contract) will not be deemed to be a termination of employment for the purpose of the Purchase Plan.

The amendments eliminate the automatic termination date for the Purchase Plan, but instead clarify that the Board of Directors may terminate or suspend the Purchase Plan at any time.

New Plan Benefits Under the Purchase Plan

Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Purchase Plan. During the fiscal year ended December 31, 2008, the following persons or groups purchased shares of common stock under the 1996 Employee Stock Purchase Plan (as amended) as follows:

		Weighted Average
Name and Position	Number of Shares	Purchase Price ($)

George F. Colony
Chief Executive Officer	0
Michael A. Doyle
Chief Financial Officer	0
Charles Rutstein
Chief Operating Officer	0
Julie Meringer
Managing Director, Information Technology Client Group	0
Dennis Van Lingen
Managing Director, Marketing & Strategy Client Group, Chief EMEA Officer	0
All current executive officers as a group (10 persons)	1,482	$23.68
All current non-employee directors as a group	0
All employees, including all current officers who are not executive officers, as a group	66,472	$23.68

Federal Income Tax Aspects of the Purchase Plan

The Purchase Plan is intended to qualify as an “employee stock purchase plan” or ESPP under Section 423 of the Internal Revenue Code. The following summary of certain federal income tax consequences assumes that the Purchase Plan so qualifies. The summary does not purport to be complete and, among other things, does not discuss the income tax laws of any municipality, state, or foreign country.

No taxable income results when a Purchase Plan participant is granted or exercises an option. If the participant disposes of the shares acquired upon exercise more than two years after the date of grant of the option and more than one year after exercise, or dies at any time while holding the shares, the disposition will result in ordinary income equal to the lesser of (i) 15% of the fair market value of the stock at the time the option was granted, or (ii) the excess, if any, of the fair market value of the stock at the time of disposition or death over the exercise price. We will not be entitled to a deduction for this ordinary income amount. A participant who disposes of the shares during the one-year or two-year holding periods described above will have ordinary income in the year of the disposition equal to the excess of the fair market value of the stock at the time the option was exercised over the exercise price, and a corresponding deduction will be available to us. Any additional gain, or any loss, recognized by the participant in connection with the disposition will be taxable as a capital gain or loss, long-term or short-term depending on the participant’s holding period in the shares.

Market Value of Our Common Stock

The closing price of our common stock, as reported on the Nasdaq National Market on March 24, 2009, was $20.51 per share.

Recommendation and Vote

Our Board of Directors believes that the increase in the number of shares available under the Purchase Plan, and the other clarifications in the Purchase Plan, will promote the interests of the stockholders and enable us to attract, retain and compensate employees.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE:

RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009

BDO Seidman, LLP audited our financial statements for the fiscal year ending December 31, 2008. Our Audit Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although stockholder approval of the selection of BDO Seidman, LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2009 annual meeting, our Audit Committee will reconsider its selection of BDO Seidman, LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of Forrester and our stockholders.

The Audit Committee has approved all services provided to Forrester by BDO Seidman, LLP during 2008. Representatives of BDO Seidman, LLP are expected to be present at the 2009 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors’ Fees and Other Matters

The following table presents the aggregate fees billed in each of the last two fiscal years for services rendered by BDO Seidman, LLP and its affiliates.

	Fiscal 2008	Fiscal 2007

Audit Fees(1)	$613,123	$1,556,342
Audit-Related Fees(2)	12,600	61,430
Tax Fees(3)	5,385	7,411
All Other Fees(4)	278,655	121,388

Total Fees	$909,763	$1,746,571

(1)	Audit fees are fees related to professional services rendered by BDO Seidman, LLP in connection with the audit of our financial statements and our internal controls over financial reporting, the reviews of our interim financial statements included in each of our quarterly reports on Form 10-Q, international statutory audits, and review of other SEC filings. Audit fees for fiscal 2007 include approximately $836,000 for services rendered in connection with the restatement of previously filed financial statements to correct past accounting for stock options.

(2)	Audit-related fees are for assurance and related services by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements, primarily for accounting consultations and audits of our defined contribution plans.

(3)	Tax fees are fees billed for professional services related to tax compliance and tax consulting services.

(4)	All other fees include legal fees incurred by BDO Seidman, LLP in connection with our independent investigation into stock option granting practices and the SEC inquiry into such practices, which were reimbursed by us.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee, or the Chairman of the Audit Committee pursuant to delegated authority, is required to engage our independent registered public accounting firm to render any audit or non-audit services. At each regularly scheduled Audit Committee meeting, management or a representative of the Company’s independent registered public accounting firm summarizes the services provided by the firm, including the fees charged for the services, listing newly pre-approved services since the last regularly scheduled meeting, and an updated projection for the current year of the estimated annual fees to be paid to the firm for all pre-approved audit and permissible non-audit services.

OUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR RATIFYING THE APPOINTMENT OF BDO SEIDMAN, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered at the Annual Meeting of Stockholders in 2010 must be received by December 3, 2009 to be considered for inclusion in our proxy materials for that meeting.

Stockholders who wish to make a proposal at the 2010 annual meeting, other than proposals included in our proxy materials, or who wish to nominate individuals for election as directors, must notify us between February 9, 2010 and March 13, 2010. If the stockholder does not notify us by March 13, 2010, the proxies will have discretionary authority to vote on a stockholder’s proposal brought before the meeting.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter. However, if any such other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

FORM 10-K

A copy of our annual report on Form 10-K filed with the Securities and Exchange Commission has been mailed with this proxy statement and is available to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 400 Technology Square, Cambridge, Massachusetts 02139.

EXHIBIT A

FORRESTER RESEARCH, INC. AMENDED AND
RESTATED EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF PLAN

The purpose of this Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide employees of Forrester Research, Inc. (“Forrester”) and its participating subsidiaries (as defined in Section 18) (such subsidiaries, together with Forrester, are hereinafter referred to as the “Company”) who wish to become shareholders of Forrester an opportunity to purchase shares of the Common Stock of Forrester (the “Stock”). The Plan is an amendment and restatement of the Forrester Research, Inc. 1996 Employee Stock Purchase Plan, as subsequently amended effective January 29, 2002, and, subject to shareholder approval as described in Section 21, shall be effective on March 27, 2009, the date it was adopted by the Board of Directors of Forrester.

The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

SECTION 2. STOCK SUBJECT TO THE PLAN

The maximum aggregate number of shares of Stock available under the Plan (subject to adjustment as provided in Section 9) for sale pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”) shall be (a) 600,000 shares, plus (b) 64,324 shares, which was the aggregate number of shares remaining issuable under the Plan as of March 27, 2009. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or previously issued shares reacquired by Forrester and held in treasury, as Forrester’s Board of Directors (the “Board of Directors”) may determine.

SECTION 3. ELIGIBLE EMPLOYEES

Except as otherwise provided below, each Employee who both (a) has completed six months or more of continuous service in the employ of the Company, and (b) is employed by the Company on a regular basis (and not a temporary basis) for the Company for at least 20 hours per week shall be eligible to participate in the Plan.

(a) Any Employee who immediately after the grant of an Option to him or her would (in accordance with the provisions of Sections 423 and 424(d) of the Code) own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporations, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code, shall not be eligible to receive an Option to purchase Stock pursuant to the Plan. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and Stock which the Employee may purchase under outstanding Options shall be treated as stock owned by the Employee.

(b) No Employee shall be granted an Option that permits the Employee’s rights to purchase shares of Stock under the Plan and under all other Section 423(b) employee stock purchase plans of Forrester and any parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423(b)(8) of the Code.

(c) For purposes of determining eligibility hereunder, the Board of Directors, acting by and through the Chief Financial Officer or any other authorized officer, may grant past service credit to Employees of the Company in a uniform and non-discriminatory manner for periods of continuous service provided with respect to any company acquired (whether by asset or stock purchase) of the Company.

SECTION 4. METHOD OF PARTICIPATION

The first stock option period (the “Initial Option Period”) for which Options may be granted hereunder shall commence on the date of the prospectus used in connection with Forrester’s initial public offering and end on

June 30, 1997. The Initial Option Period and each subsequent six-month period following the end of the Initial Option Period shall be referred to as an “Option Period”. Each person who will be an Eligible Employee on the first day of any Option Period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5 and such procedures as may be prescribed by and in a form acceptable to the Board of Directors, acting by and through the Chief Financial Officer or any other authorized officer. Such Eligible Employee will thereby become a participant (“Participant”) on the first day of such Option Period and will remain a Participant until the Employee’s participation is terminated as provided in the Plan. Unless a Participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the Participant has on file under the Plan will continue from one Option Period to succeeding Option Periods as long as the Plan remains in effect.

SECTION 5. PAYROLL DEDUCTION

An Eligible Employee may request payroll deductions in an amount (expressed as a whole percentage) of not less than two percent (2%) but not more than ten percent (10%) of the Participant’s total Compensation by means of substantially equal payroll deductions over the Option Period. All amounts withheld in accordance with a Participant’s payroll deduction authorization will be credited to a withholding account for such Participant. No interest will be payable on such withholding account. In no event shall more than $10,000 be withheld with respect to any Participant for any Option Period. For purposes of the Plan, “Compensation” shall mean all compensation paid to the Participant by the Company and currently includible in his or her income, including base pay or salary and any overtime, bonuses or commissions, and other amounts includible in the definition of compensation provided in the Treasury Regulations promulgated under Section 415 of the Code, plus any amount that would be so included but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code, but not including payments under stock option plans and other employee benefit plans or any other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code.

A Participant may reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points (but not to below 2%) at any time during an Option Period by delivering written notice to the Company, such reduction to take effect prospectively as soon as practicable, as determined by the Board of Directors acting by and through the Chief Financial Officer or any other authorized officer, following receipt of such notice by the Company. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective.

If a Participant’s accumulated payroll deductions on the last day of the Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the limitation described in Section 3(b), the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the Participant by the Company, without interest.

SECTION 6. GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will as of such day be granted an Option for such Option Period. Such Option will be for the number of whole shares (not in excess of the share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant’s withholding account on the last day of the Option Period, by (ii) the option price per share of the Stock determined under Section 7. For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest number of shares which, when multiplied by the fair market value of a share of Stock at the beginning of the Option Period, produces a dollar amount of $12,500 or less. The number of shares of Stock receivable by each Participant upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.

SECTION 7. OPTION PRICE

The per share exercise price (the “Option Price”) for each such Option shall be the lesser of (i) 85% of the fair market value of the Stock on the date on which the Option was granted pursuant to Section 4 and (ii) 85% of the fair market value of the Stock on the date on which the Option is deemed exercised pursuant to Section 8. Fair market value on any given day shall mean the Closing Price of the Stock on such day or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price. The “Closing Price” of the Stock on any business day shall be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the fair market value as determined by the Board of Directors. A good faith determination by the Board of Directors as to fair market value shall be final and binding.

SECTION 8. EXERCISE OF OPTIONS; ISSUANCE OF STOCK

Subject to the limitations in Section 17, each Eligible Employee who is a Participant in the Plan on the last day of an Option Period shall be deemed to have exercised his or her Option on such date and thereby to have purchased from Forrester such number of full shares of Stock reserved for the purpose of the Plan, as the Participant’s accumulated payroll deductions will purchase at the Option Price, subject to the limitation described in Sections 3(b) and 6. Upon such exercise, the balance of the Participant’s withholding account shall be applied to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter a book entry shall be made in the stock ledger of the Company to evidence the issuance of shares to the Participant. Shares of Stock purchased upon exercise of an Option shall be issued only in the name of the Participant.

In the event that the balance of the Participant’s withholding account following an Option Period is in excess of the total purchase price of the shares so issued, the balance of the withholding account shall be returned to the Participant; provided, however, that if the balance left in the withholding account consists solely of an amount equal to the value of a fractional share, it shall be retained in the withholding account and carried over to the next succeeding Option Period, but no other amounts may be carried forward. The entire balance of the Participant’s withholding account following the final Option Period shall be returned to the Participant. No fractional shares will be issued hereunder.

Notwithstanding anything herein to the contrary, Forrester’s obligation to issue and deliver shares of Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.

SECTION 9. CHANGE IN CAPITALIZATION, MERGER

In the event of any change in the outstanding Stock of Forrester by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change after the effective date of this Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, and the Option Price shall be appropriately adjusted; provided, however, that no such adjustment shall be made unless Forrester shall be satisfied that it will not constitute a modification of the Options granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of Forrester, or a merger or similar transaction in which Forrester is not the surviving corporation or which results in the acquisition of Forrester by another person, the Board in its sole discretion will (a) if Forrester is merged with or acquired by another corporation, provide that each Option will be assumed or a substitute Option granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (b) cancel each Option and return the balances in Participants’ withholding accounts to the Participants, (c) pursuant to Section 16, accelerate the exercise date of each Option to a date on or before the date of the proposed sale or merger, or (d) permit each Option to continue unchanged.

SECTION 10. EQUAL RIGHTS AND PRIVILEGES; NO TRANSFER OR ASSIGNMENT OF PARTICIPANT’S RIGHTS

All Participants granted Options under the Plan shall have the same rights and privileges, and each Participant’s rights and privileges under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, and shall not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Option held by such Participant may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan shall terminate.

SECTION 11. CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel such Option as to all (but not less than all) the shares of Stock subject or to be subject to such Option by written notice delivered to the Company, in which case the Company will promptly refund the entire balance of the Participant’s withholding account not previously used to purchase Stock under the Plan, without interest.

A Participant may terminate a payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates a payroll deduction authorization prior to the last day of an Option Period will be deemed to have cancelled the related Option.

Any Participant who cancels an Option or terminates a payroll deduction authorization may at any time thereafter again become a Participant in accordance with Section 4.

SECTION 12. TERMINATION OF EMPLOYMENT

Subject to Section 13, whenever a Participant ceases to be an Eligible Employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her Option rights under the Plan shall immediately terminate and the Company shall promptly refund, without interest, the entire balance of his or her withholding account under the Plan. Such Participant shall have no further rights under the Plan.

Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a Participant is on a military leave, sick leave or other bona fide leave of absence that lasts for up to 90 days, or for so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the Participant on the day the interruption occurs.

SECTION 13. DEATH OF PARTICIPANT

A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant’s death, which designation will also provide for the Participant’s election to either (i) cancel the Participant’s Option upon his or her death, as provided in Section 11 or (ii) apply as of the last day of the Option Period the balance of the deceased Participant’s withholding account at the time of death to the exercise of the related Option, pursuant to Section 8. In the absence of a valid election otherwise, a Participant’s death will be deemed to effect a cancellation of the Option. A designation of beneficiary and election may be changed by the Participant at any time, by written notice to the Company. In the event of the death of a Participant and receipt by the Company of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by him or her under the Plan, the Company shall deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, if the Company is able to identify such executor or administrator. If the Company is unable to identify such administrator or executor, the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents of such Participant as the Company may determine. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

SECTION 14. NO SPECIAL EMPLOYMENT RIGHTS

The Plan does not, directly or indirectly, create in any Employee any right with respect to continuation of employment by the Company, and it shall not be construed to interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

SECTION 15. ADMINISTRATION OF PLAN

The Plan shall be administered by the Board of Directors, which shall have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it will deem necessary or advisable. The interpretation and construction by the Board of Directors of any provisions of the Plan or of any Option granted under it shall be final and binding. The Board of Directors may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate.

To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean any Committee or the Board, as applicable.

The Board may specify the manner in which employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Board may permit employees to provide notices and payroll deduction authorizations electronically.

No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

SECTION 16. AMENDMENT AND TERMINATION OF PLAN

Forrester reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment that may (i) materially increase the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 9), or (ii) change the Employees (or class of Employees) eligible to receive Options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code, shall have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption.

The Plan may be terminated or suspended at any time by the Board of Directors. Upon termination of the Plan, the Board of Directors may either (i) provide that then-outstanding Options be administered in accordance with their terms, or (ii) accelerate the exercise date for then-outstanding Options by specifying that the Option Period in which such action occurs will end on a date earlier than its originally scheduled end date.

SECTION 17. RESTRICTIONS ON THE EXERCISE OF OPTIONS

The Board of Directors, in its sole discretion, may require as a condition to the exercise of Options that the underlying shares be registered under the Securities Act of 1933, as amended, and that all other legal requirements necessary, or in the Board of Directors’ opinion, desirable from the Company’s standpoint, to the exercise of the Options be satisfied or waived.

SECTION 18. PARTICIPATING SUBSIDIARIES

The term “participating subsidiary” shall mean any present or future subsidiary of Forrester, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders.

SECTION 19. OPTIONEES NOT SHAREHOLDERS

An Employee shall not have any of the rights and privileges of a shareholder of Forrester and shall not receive any dividends in respect to any shares of Stock subject to an Option hereunder, unless and until such Option has been exercised, full payment has been made for such Stock, and the Stock has been issued.

SECTION 20. TAXES

Payroll deductions shall be made on an after-tax basis. The Company shall have the right, as a condition of exercise, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of Stock under the Plan. In the Board of Directors’ discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Stock to the Company, including Stock purchased under the Plan, valued at fair market value (defined as the closing stock price on the date of delivery). The Company may, to the extent permitted by law, deduct any tax obligations from any payment of any kind due to the Participant or withhold Stock purchased hereunder, which shall be valued at fair market value (defined as the closing stock price on the date of withholding).

SECTION 21. APPROVAL OF SHAREHOLDERS

The Plan is subject to the approval of the shareholders of Forrester, which must be secured within twelve months before or after the date the Plan is adopted by the Board of Directors, and any Option granted hereunder prior to such approval is conditioned on such approval being obtained prior to the exercise thereof.

SECTION 22. INFORMATION REGARDING DISQUALIFYING DISPOSITIONS

By electing to participate in the Plan, each Participant agrees to provide any information about any transfer of Stock acquired under the Plan that occurs within two years after the first business day of the Option Period in which such Stock was acquired as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws.

SECTION 23. GOVERNING LAW

The Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and shall be construed accordingly.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Nominees:	For	Withhold				For	Withhold			+

	01 - Robert M. Galford* ☐	☐	02 - Gretchen G. Teichgraeber*			☐	☐

* To elect two Class III directors to serve until the 2012 Annual Meeting of Stockholders.

			For	Against	Abstain			For	Against	Abstain
2.	To approve an amendment and restatement of the Forrester Research, Inc. Employee Stock Purchase Plan.		☐	☐	☐	3.	To ratify the selection of BDO seidman, LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.		☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /
     +
<STOCK#>          01189C

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - Forrester Research, Inc.

Proxy Solicited on Behalf of the Board of Directors of the Company for an Annual Meeting, May 12, 2009
The undersigned appoints George F. Colony and Gail S. Mann, Esq., and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held at the offices of Forrester Research, Inc., 400 Technology Square, Cambridge, MA 02139 at 10:00 a.m. on Tuesday, May 12, 2009, or any adjournments thereof, for the following purposes set forth on the reverse side.
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, the proxy will be voted FOR proposals 1, 2, 3 and 4.
(Continued and to be voted on reverse side.)